FOR IMMEDIATE RELEASE                                                                                                                                                                                              FOR MORE INFORMATION
August 4, 2008                                                                                                                                                                                                                        Contact:  Mark Knox, re: N-1001
                                                                                                                                                    630 388-2529
                                                                                                                   Media Contact:  Richard Caragol
                                                                                                                                    630 388-2686

NICOR ANNOUNCES 2008 PRELIMINARY SECOND QUARTER EARNINGS AND AFFIRMS 2008 ANNUAL OUTLOOK

Naperville, IL – Nicor Inc. (NYSE: GAS) today reported second quarter 2008 preliminary net income, operating income and diluted earnings per common share of $28.9 million, $40.6 million and $.64, respectively.  This compares to net income, operating income and diluted earnings per common share for the second quarter in 2007 of $18.0 million, $29.9 million and $.40, respectively.

Earnings for the second quarter 2008, compared to 2007, reflect improved operating results in the company’s gas distribution business and other energy-related businesses, and higher corporate operating income, partially offset by lower operating results in the company’s shipping business.  The quarter period comparisons also reflect higher income on equity investments and lower interest expense in 2008.

For the six months ended June 30, 2008, preliminary net income, operating income and diluted earnings per common share were $70.3 million, $103.8 million and $1.55, respectively.  This compares to net income, operating income and diluted earnings per common share for the same period in 2007 of $65.2 million, $106.5 million and $1.44, respectively.

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Results for the six months ended June 30, 2007 were favorably impacted by a first quarter reduction to the company’s previously established reserve for its mercury inspection and repair program and mercury-related cost recoveries aggregating approximately $8 million pretax ($.11 per share after-tax).  Absent the impact of these items, the six-month results for 2007 would have been approximately $1.34 per share.

Earnings for the six months ended June 30, 2008, compared to 2007, reflect the absence of the aforementioned mercury items.  Earnings for the six-month period in 2008 also reflect higher operating results in the company’s gas distribution business (before consideration of the mercury-related items) and other energy-related businesses, and improved corporate operating results, partially offset by lower operating results in the company’s shipping business.  The six-months-ended comparisons also reflect lower interest expense and higher income on equity investments in 2008.

 “We are pleased with our consolidated year-to-date results, particularly considering cost pressures in our gas distribution business created by high natural gas prices, and the challenging economic environment faced by our shipping business,” said Russ M. Strobel, Nicor’s Chairman, President and Chief Executive Officer. “We expect second half results for the gas distribution business to be negatively impacted by increasing operating costs (a principal driver for our filing for rate relief in April 2008), but we believe full-year consolidated results for 2008 will be in line with our previous guidance. Still, meeting our full-year projections continues to depend on successfully managing costs in all of our businesses, and managing margins in the face of less than expected volumes in our shipping business.”

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Details regarding second quarter 2008 and six months ended June 30, 2008 financial results compared to 2007 follow:
•	Gas distribution operating income increased $6.9 million for the second quarter 2008 compared to the prior-year period. The quarter reflected:
-	The positive impact of higher demand unrelated to weather in 2008 (approximately $3 million); and the impact of customer interest (approximately $3 million).
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Lower operating and maintenance costs ($2.4 million) due primarily to recoveries of previously incurred costs and lower company use gas and storage-related gas costs, partially offset by higher bad debt expense and payroll and benefit-related costs.

-	Partially offsetting these positive factors was the negative impact of higher depreciation expense ($1.4 million).

•	Gas distribution operating income decreased $1.7 million for the six months ended June 30, 2008 compared to the prior-year period. The six-month results reflected:
-	The absence of mercury-related recoveries recorded last year ($8.0 million).
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Higher operating and maintenance costs ($6.5 million) due primarily to increased bad debt expense, partially offset by lower company use gas and storage-related gas costs and the aforementioned cost recoveries recorded in the second quarter 2008; and higher depreciation expense ($2.7 million).

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Partially offsetting these negative factors was the positive impact of increased natural gas deliveries due to colder weather in 2008 (approximately $7 million); the impact of customer interest (approximately $5 million); and the positive impact of higher demand unrelated to weather (approximately $4 million).

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•
Shipping operating income decreased $2.6 million and $8.6 million for the second quarter 2008 and the six months ended June 30, 2008, respectively, compared to the corresponding prior-year periods.    Declines in both periods were due to higher operating costs, partially offset by higher revenues.   Increased operating costs for both 2008 periods, compared to 2007, were attributable to higher transportation-related costs, due primarily to increased fuel costs.  Increased revenues for both 2008 periods, compared to 2007, were attributable to higher average rates (due primarily to surcharges for fuel), partially offset by lower volumes shipped.

•
Other energy ventures operating income increased $3.0 million for the second quarter 2008 compared to the prior-year period due to improved operating results in the company’s wholesale natural gas marketing business; partially offset by lower operating results in the company’s retail energy-related products and services businesses.  Other energy-related ventures operating income increased $6.7 million for the six months ended June 30, 2008 compared to the prior-year period due to higher operating results in the company’s retail energy-related products and services businesses; partially offset by lower operating results in the company’s wholesale natural gas marketing business.

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Higher second quarter 2008 operating results, as compared to 2007, in the company’s wholesale natural gas marketing business were due to favorable costing of physical sales activity and improved results from risk management activities associated with hedging the product risks of the utility-bill management contracts offered by the company’s retail energy-related products and services businesses; partially offset by unfavorable changes in valuations of derivative instruments used to hedge purchases and sales of natural gas inventory.  Lower operating results for the six months ended June 30, 2008, as compared to 2007, in the company’s wholesale natural gas marketing business were due primarily to unfavorable changes in valuations of derivative instruments used to hedge purchases and sales of natural gas inventory, partially offset by favorable costing of physical sales activity and improved results from risk management activities associated with hedging the product risks of the utility-bill management contracts offered by the company’s retail energy-related products and services businesses.

The company uses derivative instruments to economically hedge purchases and sales of natural gas inventory. Such derivative instruments are used to mitigate commodity price risk in order to substantially lock-in the profit margin that will ultimately be realized from the withdrawal and sale of natural gas in storage.  Earnings at the wholesale natural gas marketing business can be subject to volatility as the fair value of derivatives change, even when the underlying expected profit margin is largely unchanged.    The volatility resulting from these adjustments can be significant from period to period.

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Lower second quarter 2008 operating results, as compared to 2007, in the company’s retail energy-related products and services businesses were due to lower revenues; partially offset by lower operating costs.  Decreased revenues and operating costs were due primarily to lower average utility-bill management contract volumes. Improved operating results for the six months ended June 30, 2008, as compared to 2007, in the company’s retail energy-related products and services businesses were due primarily to lower operating costs; partially offset by lower revenues.  Decreased operating costs were due primarily to lower average utility-bill management contract volumes and lower average costs associated with customer contracts.  Decreased revenues were due to lower average utility-bill management contract volumes.

•
Corporate operating results increased $3.4 million for the second quarter 2008 compared to the prior year period due primarily to recoveries of previously incurred legal costs of $3.1 million pretax. Corporate operating results increased $0.9 million for the six months ended June 30, 2008 compared to the prior year period reflecting the aforementioned legal cost recoveries; offset by a negative weather-related impact associated with certain of the company’s retail utility-bill management products of $4.0 million pretax, compared to a negative weather impact in the 2007 six-month period of $0.1 million pretax. Under terms of a corporate swap agreement, benefits or costs resulting from variances in normal weather associated with retail energy-related products are recorded primarily in corporate operating results.

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•
The second quarter 2008 and six months ended June 30, 2008 financial results were also favorably impacted by lower net interest costs and higher pretax net equity investment income. Net interest costs decreased $1.0 million for the second quarter 2008 compared to the prior-year period due primarily to lower estimated interest on tax-related matters.  Net interest costs decreased $4.2 million for the six months ended June 30, 2008 compared to the prior-year period due to lower estimated interest on tax-related matters, lower average interest rates and lower average borrowing levels.

•	Net income for the second quarter 2008 and the six months ended June 30, 2008 were also favorably impacted by changes in its effective income tax rate compared to the same periods in 2007.

2008 Earnings Outlook

The company affirmed its estimate for 2008 diluted earnings per common share in the range of $2.20 to $2.40, which remains unchanged from earlier guidance for 2008 provided in the company’s earnings release on May 1, 2008 associated with first quarter 2008 results. Consistent with prior guidance, the annual outlook excludes, among other things, any future impacts associated with the Illinois Commerce Commission’s Performance-Based Rate plan/Purchased Gas Adjustment review, other contingencies, or changes in tax law. The company also indicated that its estimate does not reflect the additional variability in earnings due to fair value accounting adjustments in its businesses and other impacts that could occur because of future volatility in the natural gas markets. While these items could materially affect 2008 earnings, they are not currently estimable. The company's 2008 estimate assumes normal weather for the remainder of the year.

The company will provide updates to its annual earnings outlook only as part of its quarterly and annual earnings releases.

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Conference Call
As previously announced the company will hold a conference call to discuss its second quarter 2008 financial results and 2008 outlook.  The conference call will be this morning, Monday, August 4, 2008 at 8:30 a.m. central, 9:30 a.m. eastern time.  To hear the conference call live, please log on to Nicor’s corporate Web site at www.nicor.com, choose “Investor” and then select the webcast icon on the Overview page. A replay of the call will be available until 10:30 a.m. central time, Monday, August 18, 2008.  To access the recording, call (888) 286-8010, or (617) 801-6888 for callers outside the United States, and enter reservation number 27181428.  The call will also be archived on Nicor’s corporate website for 90 days.

Nicor Inc. (NYSE: GAS) is a holding company and is a member of the Standard & Poor’s 500 Index. Its primary business is Nicor Gas, one of the nation’s largest natural gas distribution companies.  Nicor owns Tropical Shipping, a containerized shipping business serving the Caribbean region and the Bahamas. In addition, the company owns and has an equity interest in several energy-related businesses.  For more information, visit the Nicor Web site at www.nicor.com.

Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements about the expectations of Nicor and its subsidiaries and affiliates.  Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations.  Such forward-looking statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” “would,” “project,” “estimate,” “ultimate,” or similar phrases.  Actual results may differ materially from those indicated in the company’s forward-looking statements due to the direct or indirect effects of legal contingencies (including litigation) and the resolution of those issues, including the effects of an ICC review, and undue reliance should not be placed on such statements.

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Other factors that could cause materially different results include, but are not limited to, weather conditions; natural disasters; natural gas and other fuel prices; fair value accounting adjustments; inventory valuation; health care costs; insurance costs or recoveries; legal costs; borrowing needs; interest rates; credit conditions; economic and market conditions; accidents, leaks, equipment failures, service interruptions, environmental pollution, and other operating risks; tourism and construction in the Bahamas and Caribbean region; energy conservation; legislative and regulatory actions; tax rulings or audit results; asset sales; significant unplanned capital needs; future mercury-related charges or credits; changes in accounting principles, interpretations, methods, judgments or estimates; performance of major customers, transporters, suppliers and contractors; labor relations; and acts of terrorism.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  Nicor undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this release.

Nicor Inc.

PRELIMINARY CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited (millions, except per share data)

	Three months ended		Six months ended
	June 30		June 30
	2008	2007	2008	2007

Operating revenues
Gas distribution	$560.1	$431.4	$2,024.3	$1,639.8
Shipping	102.6	97.0	200.3	196.1
Other energy ventures	52.7	45.1	122.9	121.7
Corporate and eliminations	(15.6)	(16.6)	(52.0)	(66.0)
	$699.8	$556.9	$2,295.5	$1,891.6

Operating expenses
Gas distribution
Cost of gas	396.2	281.6	1,582.9	1,230.0
Operating and maintenance	59.7	62.1	148.3	141.8
Depreciation	42.9	41.5	85.7	83.0
Taxes, other than income taxes	40.6	33.2	124.4	109.1
Mercury-related recoveries, net	-	-	-	(8.0)
Property sale gains	-	(.8)	-	(.8)
Shipping	96.9	88.7	190.7	177.9
Other energy ventures	41.7	37.1	110.9	116.4
Other corporate expenses and eliminations	(18.8)	(16.4)	(51.2)	(64.3)
Total operating expenses	659.2	527.0	2,191.7	1,785.1

Operating income (1)	40.6	29.9	103.8	106.5
Interest expense, net of amounts capitalized	9.1	10.1	19.7	23.9
Equity investment income, net	2.8	1.2	4.3	2.0
Interest income	4.2	3.2	5.5	4.8
Other income, net	.2	-	.2	.2

Income before income taxes	38.7	24.2	94.1	89.6

Income tax expense	9.8	6.2	23.8	24.4

Net income	$28.9	$18.0	$70.3	$65.2

Average shares of common stock outstanding
Basic	45.3	45.2	45.3	45.1
Diluted	45.3	45.3	45.3	45.2

Earnings per average share of common stock
Basic	$.64	$.40	$1.55	$1.45
Diluted	$.64	$.40	$1.55	$1.44

(1) Operating income (loss) by business segment
Gas distribution	$20.7	$13.8	$83.0	$84.7
Shipping	5.7	8.3	9.6	18.2
Other energy ventures	11.0	8.0	12.0	5.3
Corporate and eliminations	3.2	(.2)	(.8)	(1.7)
	$40.6	$29.9	$103.8	$106.5

Nicor Inc.		Preliminary Operating Statistics Page 1 of 2
Gas Distribution
Unaudited
	Three months ended		Six months ended
	June 30		June 30
	2008	2007	2008	2007
Operating revenues (millions)
Sales - Residential	$363.1	$282.4	$1,376.3	$1,120.2
Commercial	101.9	73.7	351.6	268.9
Industrial	11.1	7.7	42.1	31.5
	476.1	363.8	1,770.0	1,420.6
Transportation - Residential	8.0	6.0	21.2	15.6
Commercial	11.8	12.2	43.0	41.1
Industrial	7.6	7.4	19.4	18.7
Other	5.5	1.3	22.7	9.3
	32.9	26.9	106.3	84.7
Other revenues - Revenue taxes	36.7	28.9	117.0	101.2
Environmental cost recovery	1.1	1.6	6.1	7.1
Chicago Hub	2.5	2.2	5.9	9.7
Other	10.8	8.0	19.0	16.5
	51.1	40.7	148.0	134.5
	$560.1	$431.4	$2,024.3	$1,639.8
Deliveries (Bcf)
Sales - Residential	26.1	24.9	130.3	124.7
Commercial	7.9	7.1	33.7	30.4
Industrial	.9	.7	4.2	3.7
	34.9	32.7	168.2	158.8
Transportation - Residential	3.1	2.4	14.8	11.7
Commercial	11.7	11.7	52.2	48.5
Industrial	23.1	23.6	55.4	56.4
	37.9	37.7	122.4	116.6
	72.8	70.4	290.6	275.4

Degree days	690	636	3,962	3,654
Colder (warmer) than normal
Degree days	3	(51)	275	(33)
Percent (1)	0	(7)	7	(1)

Average gas cost per Mcf sold	$11.29	$8.56	$9.37	$7.65

Customers at June 30 (thousands)
Sales - Residential	1,777	1,799
Commercial	128	125
Industrial	7	7
	1,912	1,931
Transportation - Residential	205	169
Commercial	53	55
Industrial	5	6
	263	230
	2,175	2,161

(1) Normal weather for Nicor Gas' service territory, for the purposes of this report, is considered to be 5,830 degree days per year.

Nicor Inc.		Preliminary Operating Statistics Page 2 of 2
Shipping
Unaudited	Three months ended		Six months ended
	June 30		June 30
	2008	2007	2008	2007

Twenty-foot equivalent units (TEU)
shipped (thousands)	48.8	50.5	96.8	101.3

Revenue per TEU	$2,098	$1,923	$2,068	$1,936

Ports served	25	27

Vessels operated	17	18